Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Finance Trust, Inc.:

We consent to the use of our report dated March 11, 2016, with respect to the consolidated financial statements and related financial statement schedule of Realty Finance Trust, Inc. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
April 14, 2016